As filed with the Securities and Exchange Commission on April 17, 1997

                                             Registration No. 33-______________

               ==================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                  ------------


                               ASAHI/AMERICA, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Massachusetts                                    04-2621836
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)



                  35 Green Street, Malden, Massachusetts 02148
                  --------------------------------------------
                    (Address of Principal Executive Offices)


                     Independent Directors Stock Option Plan
                     ---------------------------------------
                              (Full title of plan)


                                 Leslie B. Lewis
                      President and Chief Executive Officer
                               Asahi/America, Inc.
                                 19 Green Street
                           Malden, Massachusetts 02148
          ------------------------------------------------------------
          (Name and address, including zip code, of agent for service)

                                 (617) 321-5409
          ------------------------------------------------------------
          (Telephone number, including area code of agent for service)

                                   Copies to:

                             Marianne Gilleran, Esq.
                               Gadsby & Hannah LLP
                               225 Franklin Street
                           Boston, Massachusetts 02110
                                 (617) 345-7000

                         CALCULATION OF REGISTRATION FEE

                         ===============================


----------------------------------------------------------------------------------------------------------------
 Title of each class                            Proposed maximum       Proposed maximum
 of securities to be        Amount to be       offering price per     aggregate offering        Amount of
      registered             registered             share (*)             price (*)          registration fee
----------------------------------------------------------------------------------------------------------------

 Common Stock, no par
   value per share             20,000                $7.50                 $150,000               $30.00
----------------------------------------------------------------------------------------------------------------



*Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, based upon $7.50 per share as to 20,000 shares.




           The date of this Registration Statement is April 17, 1997.

                                     PART II

               Information Required in the Registration Statement
               --------------------------------------------------


Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Asahi/America, Inc. (the "Company") are incorporated in this registration statement by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended; and the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996

         The description of the Company's Common Stock contained in the Prospectus dated May 15, 1996, included in the Company's Registration Statement on Form S-1 (File No. 333-2314) as filed with the Commission on March 16, 1996, as amended, effective on May 20, 1996.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization; (ii) a by-law adopted by the stockholders; or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. The Restated Articles of Organization and By-Laws of the Company permit the Company to indemnify an officer or director in respect of claims made by reason of his status with the Company including, all liabilities and expenses imposed upon or incurred by such person in connection with or arising out of, the defense or disposition of any action, suit or other proceeding. Expenses incurred in defense of such action may be paid by the Company in advance of final disposition upon receipt of an undertaking to repay if there is an ultimate determination that he is not entitled to be indemnified.

         The Company's Restated Articles of Organization eliminate the personal liability of the Company's directors for monetary damages for the breach of their fiduciary duty as directors to the Company and its stockholders, notwithstanding any provision of law imposing such liability. The Company's Restated Articles of Organization, however, do not eliminate liability of the Company's directors for breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law and actions leading to improper personal benefit to the director, or under Section 61 or 62 of the Massachusetts Business Corporation Law.

         The Company's By-Laws, as amended, state that the Company shall provide no indemnification with respect to any matter as to which any such director, officer or other person shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith and the reasonable belief that his action was in the best interest of the Company or, to the extent such a matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. The Company shall provide no indemnification with respect to any matter settled or compromised, pursuant to a consent decree or otherwise, unless such settlement or compromise shall have been approved as in the best interest of the Company or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan, after notice that indemnification is involved by (i) a disinterested majority of the board of directors or (ii) the holders of a majority of the outstanding stock entitled to elect directors, voting as a single class, exclusive of any stock owned by any interested director, officer or other person.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit
Number            Description
------            -----------

4.1 The Company's Independent Directors Stock Option Plan. Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 (File No. 333-2314).

4.2 Restated Articles of Organization of the Company. Incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (File No. 333-2314).

4.3      Bylaws of the Company, as amended to date. Incorporated by reference to
         Exhibit 3.2.1 to the Company's Registration Statement on Form S-1 (File No. 333-2314).

5.1      Opinion of Gadsby & Hannah LLP as to legality of shares.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Gadsby & Hannah LLP (included in Exhibit 5.1).

24       Powers of Attorney.

--------

Item 9.  Undertakings.

         The Company hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that sections (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those sections is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (b) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Massachusetts Business Corporation Law, the Articles of Organization or the Bylaws of the Company, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.